UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 22, 2012

First Security Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

000-49747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. William F. Grant, III was elected to the First Security Group, Inc. (“First Security”) Board of Directors, effective March 26, 2012.

Mr. Grant brings extensive regulatory and banking experience to First Security’s Board.  Mr. Grant currently serves as a founding director, as well as chair of the Audit Committee, for Square 1 Bank and Square 1 Financial, Inc. in Durham, North Carolina.  He retired from the Office of the Comptroller of the Currency, a division of the United States Department of the Treasury (“Treasury”), in 2000 with 27 years of service in various positions, including National Bank Examiner, Director of Staffing and National Recruitment, and its first Director for Banking Relations.

Mr. Grant was elected to the Board of Directors of First Security pursuant to the terms of First Security’s outstanding Series A Fixed Rate Perpetual Preferred Stock (“Series A Preferred Stock”) issued to Treasury on January 9, 2009 in connection with First Security’s participation in the TARP Capital Purchase Program.  Under the terms of the Series A Preferred Stock, Treasury has the right to appoint up to two directors to First Security’s Board of Directors at any time that dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods.  Treasury’s previous appointee, Mr. Robert R. Lane, continues to serve on First Security’s Board of Directors.  The terms of the Series A Preferred Stock provide that Treasury will retain the right to appoint such directors at subsequent annual meetings of shareholders until all accrued and unpaid dividends for all past dividend periods have been paid.  Members of the Board of Directors elected by Treasury have the same fiduciary duties and obligations to all of the shareholders of First Security as any other member of the Board of Directors.

While Treasury’s contractual rights do not address service on First Security’s subsidiary FSGBank’s Board of Directors, First Security has reviewed the qualifications of Mr. Grant and believes that his appointment to the FSGBank Board of Directors is in the best interests of First Security and its stockholders.  Accordingly, First Security has commenced the regulatory application process to have Mr. Grant serve on FSGBank’s Board.  At this time, FSGBank has received a waiver for Mr. Grant to serve on the Board of FSGBank, pending the completion of the regulatory application process.

Mr. Grant will receive compensation for his services as director consistent with that of First Security’s other non-employee directors, including retainers, board and committee fees, chairperson fees, and the eligibility to receive stock-based awards and other compensation as may be paid to First Security’s directors from time to time. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which First Security or FSGBank was or is to be a participant and in which Mr. Grant has or had a direct or indirect material interest.

First Security has not identified which committees of the Board of Directors Mr. Grant is expected to be named.  With the addition of Mr. Grant, First Security’s Board of Directors consists of eight directors, seven of which are not employed by First Security.

On March 28, 2012, First Security issued a press release announcing the election of the new director.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.07.	Submission of Matters to a Vote of Security Holders

Mr. Grant was elected by the United States Department of the Treasury as the sole holder of First Security’s Class A Fixed Rate Cumulative Perpetual Preferred Stock, acting by written consent, dated March 22, 2012.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are being furnished with this Report:

Exhibit No.	Exhibit Description

99.1	Press Release, dated March 28, 2012.1

1 The information provided in the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: March 28, 2012
	By:	/s/ John R. Haddock
	Name:	John R. Haddock
	Title:	Chief Financial Officer